Exhibit D-2

September 30, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re:    National Grid plc Application / Declaration Regarding B Share Scheme;
                  SEC File No. 70-10295

Dear Sir or Madam:

        National Grid plc (“National Grid”) applied to the Securities and Exchange Commission (“Commission”) in the above-referenced filing (the “Application”) for an order under the Public Utility Holding Company Act of 1935, as amended (the “Act”), permitting National Grid (i) to repurchase certain securities to be issued by National Grid, and (ii) to solicit shareholder consents in connection with a plan to issue “B shares” to effect a return of cash. The Commission issued an order granting the Application and permitting it to become effective on June 1, 2005 (Holding Co. Act Release No. 27980). Subsequently, National Grid distributed a circular to shareholders regarding the B share plan and, after a shareholder meeting at which the plan was approved, National Grid issued the B shares to shareholders pursuant to shareholder elections and as provided in the circular, effected a share consolidation of National Grid’s ordinary shares, and acquired, retired and/or redeemed some of the B shares.

        As counsel for National Grid, I deliver this opinion to you for filing as Exhibit D-2 to the Application.

        I hold a practicing certificate issued by the Bar Council of England and Wales, the place of incorporation of National Grid. I am not a member of the bars of any other country, or any states of the United States, in which certain National Grid subsidiaries are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states. For purposes of this opinion, to the extent necessary, I have relied on advice from counsel employed or retained by National Grid, including, LeBoeuf, Lamb, Greene & MacRae, L.L.P., with respect to matters under the Act.

        In connection with this opinion, I, and attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon statements contained in the Application.

        Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that the proposed transactions were consummated in accordance with the Application:

(a)	all state laws applicable to the transactions proposed in the Application have been complied with,

(b)

(i) National Grid, as the issuer of the B shares (and the deferred shares), is validly organized and duly existing, and (ii) such securities were validly issued, fully paid and nonassessable, or, if not immediately fully paid and nonassessable, the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges;

(c)	National Grid legally acquired the securities it acquired, retired or redeemed, as provided in the Application, and

(d)	the consummation of the transactions proposed in the Application did not violate the legal rights of the holders of any securities issued by National Grid or any associate company thereof.

        This opinion is solely for the use of the Commission in connection with the above-referenced Application, it may not be relied upon by the Commission for any other purpose and it may not be relied upon by others for any purpose. I hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours, /s/ Helen Mahy Helen Mahy Group Company Secretary and General Counsel National Grid plc